Registration No. 333-261002

As filed with the Securities and Exchange Commission on March 7, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

1895 Bancorp of Wisconsin, Inc.
(Exact name of registrant as specified in its charter)
Maryland	61-1993378
(State or other jurisdiction of incorporation or organization) 7001 West Edgerton Avenue Greenfield, Wisconsin (Address of Principal Executive Offices)	I.R.S. Employer Identification No. 53220 (Zip Code)
PyraMax Bank, FSB 401(k) Savings Plan
(Full Title of the Plan)

Copies to:
David Ball
President and Chief Executive Officer
1895 Bancorp of Wisconsin, Inc.
7001 West Edgerton Avenue
Greenfield, Wisconsin 53220
(414) 421-8200
(Name, Address and Telephone
Number of Agent for Service)
Marc P. Levy, Esq. Elizabeth Cook, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on November 12, 2021, by 1895 Bancorp of Wisconsin, Inc., a Maryland corporation (the “Registrant”) and deregisters the shares of Registrant’s common stock and the associated participation interests that remain unsold as of the date hereof.

Registration Statement on Form S-8, File No. 333-261002, registering 1,360,232 shares of 1895 Bancorp of Wisconsin, Inc. common stock, par value $0.01 per share, for issuance under the Pyramax Bank, FSB 401(k) Savings Plan and registering an indeterminate number of participation interests, all for offer and sale under the Pyramax Bank, FSB 401(k) Savings Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenfield, State of Wisconsin, on this 7th day of March, 2025.
1895 BANCORP WISCONSIN, INC.

By:	/s/ David Ball
David Ball
President and Chief Executive Officer
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.